UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 15, 2011

Medical Connection Holdings, Inc.
 (Exact name of registrant as specified in its charter)

Florida	333-72376	65-0902373
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4800 T Rex Avenue, Suite 310
Boca Raton FL 33431
(Address of Principal Executive Office) (Zip Code)

(800) 681-2056
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEMS 5.03 AND 8.01 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR AND OTHER EVENTS

On June 15, 2011, Medical Connections Holdings, Inc., issued a press release announcing that it will effect a 1-for-10 reverse stock split, that will become effective on the opening of trading on Monday, June 20, 2011.  A copy of the press release announcing the reverse stock split is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

As a result of the reverse stock split, each 10 shares of the Company's common stock that are issued and outstanding will be automatically converted into one issued and outstanding share of common stock. The reverse stock split affects all issued and outstanding shares of the Company's common stock, preferred stock and common stock underlying stock options and warrants immediately prior to the effectiveness of the reverse stock split.  Each shareholder's new share count will be rounded up to the nearest whole share if the number of shares is not evenly divisible by the ratio of the reverse stock.

The reverse stock split will not affect any shareholder's ownership percentage of the Company's common stock, except to the limited extent that the reverse split would result in any fractional shares being rounded up.  The reverse stock split will reduce the number of shares of the Company's common stock outstanding from approximately 113.6 million to approximately 11.3 million shares. The number of authorized shares of common stock will be reduced from 200 million to 20 million shares and all authorized and issued preferred shares are reduced on a proportional basis, as well.

Additional information about the reverse stock split is available in the Company's press release dated June 15, 2011, which is attached hereto as Exhibit 99.1.

The Company will file Articles of Amendment to its Articles of Incorporation, which are attached hereto as Exhibit 3.1 and incorporated herein by reference, with the Florida Secretary of State in order to effect the 1 for 10 reverse stock split, which will be effective as of 8:00 am Eastern time on June 20, 2010.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

3.1	Articles of Amendment to the Articles of Incorporation of Medical Connections Holdings, Inc. to be filed with the Florida Secretary of State.

99.1	Medical Connections Holdings, Inc. Press Release dated June 15, 1011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDICAL CONNECTIONS HOLDINGS, INC.

Date: June 15, 2011	By:	/s/ Jeffrey S. Rosenfeld
Jeffrey S. Rosenfeld
Chief Executive Officer

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